Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-211363) and Form F-3 (No. 333-229323) of Taoping Inc. and its subsidiaries (“the Company”) of our report dated April 30, 2021, relating to the Company’s consolidated financial statements as of December 31, 2020 and 2019 and for the three years ended December 31, 2020, which includes an explanatory paragraph as to substantial doubt about the Company’s ability to continue as a going concern and appears in this Annual Report on Form 20-F of the Company for the year ended December 31, 2020.

/s/ UHY LLP
New York, New York

April 30, 2021